Exhibit 1

                             JOINT FILING AGREEMENT

              In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them the attached Schedule 13G (including amendments thereto) and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

              The   undersigned   further  agree  that  each  party  hereto  is
responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

              IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on January 31, 2008.

                                          JEFFREY THORP IRA, MERRILL LYNCH
                                          PIERCE FENNER & SMITH INC. AS
                                          CUSTODIAN


                                          By: /s/ Jeffrey Thorp
                                              ----------------------------
                                              Jeffrey Thorp


                                          /s/ Jeffrey Thorp
                                          ----------------------------
                                          Jeffrey Thorp